Exhibit 99.1
CLEAR CHANNEL OUTDOOR HOLDINGS, INC. REPORTS
RESULTS FOR 2020 FOURTH QUARTER AND FULL YEAR
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San Antonio, TX, February 25, 2021 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) today reported financial results for the quarter and year ended December 31, 2020.
"We believe we have entered 2021 in a strong position to capitalize on the expected recovery across our markets as we gradually emerge from the global pandemic," said William Eccleshare, Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. "The range of actions we have taken during the past year, from strengthening our liquidity, refinancing debt and addressing our cost base, to the adjustments we’ve made to our sales approaches and the continued expansion of our digital platform and data analytics products, have strengthened our organization and enhanced our ability to execute on our long-term growth plan.”
Mr. Eccleshare added, "We have diligently pursued the digital transformation of our business, enhancing our ability to develop, execute and measure highly creative and engaging ad campaigns to reach the right audiences at the right time and place – and forging deeper relationships with our customers as a result. We are demonstrating the flexibility and immediacy of our digital platform in using data to deliver real-time content changes depending on audience traffic patterns, weather, daypart and other relevant variables. We are also making further advances into the programmatic arena, which is expanding our access to new revenue opportunities.
“Looking ahead, we remain focused on maximizing our performance in the current uncertain environment, while continuing to invest in our technology to strengthen and expand the effectiveness of our assets. Supported by solid liquidity on our balance sheet, we remain well positioned to amplify the fundamental opportunities inherent in our business model, as we pursue our priorities of revenue expansion, free cash flow generation, debt reduction and investments in profitable growth.”
Financial Highlights:
Financial highlights for the fourth quarter of 2020, as compared to the same period of 2019:
Americas:
•Revenue down 25.3% to $257.8 million.
•Segment Adjusted EBITDA1 down 35.4% to $94.2 million.
Europe:
•Revenue down 17.9% to $268.4 million. Revenue, excluding movements in foreign exchange rates ("FX"), down 23.0% to $251.9 million.
•Segment Adjusted EBITDA1 down 43.2% to $37.0 million. Segment Adjusted EBITDA1, excluding movements in FX, down 46.9% to $34.6 million.
1     See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for an explanation of this financial measure.

COVID-19 Impacts and Mitigating Liquidity Measures:
COVID-19 Impacts:
During the fourth quarter of 2020, the resurgence of COVID-19 cases increased mobility restrictions, causing the positive momentum experienced during the third quarter as a result of improved out-of-home metrics, travel patterns, consumer behavior and economic activity to slow down. Our fourth quarter revenues remained significantly below historic norms in all our segments.
Mitigating Liquidity Measures:
Throughout the fourth quarter, we continued to take measures to increase our liquidity and preserve and strengthen our financial flexibility, including the following:
•Renegotiated contracts with landlords and municipalities to better align fixed site lease expenses with reductions in revenue;
•Cut compensation costs through reductions in salaries, bonuses and employee hours, as well as hiring freezes and furloughs;
•Executed on restructuring plans to reduce headcount throughout the Company;
•Obtained European governmental support and wage subsidies;
•Eliminated and reduced certain discretionary expenses;
•Deferred capital expenditures; and
•Deferred site lease and other payments to optimize working capital levels.
As of December 31, 2020, we had $785.3 million of cash on our balance sheet.
Current Activity and Guidance:
For the first quarter of 2021, we expect Americas segment revenue to be down high 20 percentage points against prior year, with our roadside business performing significantly ahead of our transit business. The recent mobility restrictions in European countries, particularly in France and the U.K., have created significant volatility in our Europe segment booking activity. As a result, for the first quarter of 2021, we expect Europe segment revenue to be down mid 30 percentage points against prior year. Both our Americas and Europe segments are experiencing customer advertising buying decisions later in the buying cycle, which can delay bookings and may cause performance to vary from our current expectations. Latin America bookings continue to be severely constrained.
The duration and severity of COVID-19's impacts continue to evolve and remain unknown. It remains unclear when we will see stabilized out-of-home metrics translate into a return to typical out-of-home advertising buying levels. The resurgence in COVID-19 cases we saw in the fourth quarter has caused certain restrictions to be reinstated. As such, we will consider expanding or implementing further cost savings initiatives throughout 2021 as circumstances warrant.
See “Cautionary Statement Concerning Forward-Looking Statements.”

Results:
Revenue:

(In thousands)	Three Months Ended December 31,		% Change	Years Ended December 31,		% Change
	2020	2019		2020	2019
Revenue:
Americas	$257,770	$344,904	(25.3)%	$976,972	$1,273,018	(23.3)%
Europe	268,425	326,998	(17.9)%	804,395	1,111,770	(27.6)%
Other	15,193	73,330	(79.3)%	73,241	299,022	(75.5)%
Consolidated Revenue	$541,388	$745,232	(27.4)%	$1,854,608	$2,683,810	(30.9)%

Revenue excluding movements in FX1:
Americas	$257,770	$344,904	(25.3)%	$976,971	$1,273,018	(23.3)%
Europe	251,900	326,998	(23.0)%	785,074	1,111,770	(29.4)%
Other	17,329	73,330	(76.4)%	80,135	299,022	(73.2)%
Consolidated Revenue excluding movements in FX	$526,999	$745,232	(29.3)%	$1,842,180	$2,683,810	(31.4)%
1See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for explanations of these financial measures.
Revenue for the fourth quarter of 2020, as compared to the same period of 2019:
Americas: Revenue down 25.3%:
•Total digital revenue down 29.6% to $83.4 million; digital revenue from billboards & street furniture down 15.4% to $71.0 million
•Revenue from print billboards, airport displays, other transit displays and wallscapes down
•National sales down 27.3%; local sales down 24.0%
Europe: Revenue down 17.9%; excluding movements in FX, down 23.0%:
•Digital revenue down 14.2% to $91.8 million; digital revenue, excluding movements in FX, down 18.8% to $86.9 million
Other: Revenue down 79.3%; excluding movements in FX, down 76.4%:
•We sold our Clear Media business on April 28, 2020
•Revenue from our Latin America business was $15.2 million and $26.3 million for the three months ended December 31, 2020 and 2019, respectively, and $44.0 million and $89.6 million for the years ended December 31, 2020 and 2019, respectively.

Direct Operating and SG&A Expenses:

(In thousands)	Three Months Ended December 31,		% Change	Years Ended December 31,		% Change
	2020	2019		2020	2019
Direct operating & SG&A expenses[1]:
Americas	$166,103	$199,706	(16.8)%	$664,162	$765,782	(13.3)%
Europe	236,652	267,535	(11.5)%	869,219	980,488	(11.3)%
Other	15,068	50,003	(69.9)%	110,137	226,835	(51.4)%
Consolidated Direct operating & SG&A expenses[2]	$417,823	$517,244	(19.2)%	$1,643,518	$1,973,105	(16.7)%

Direct operating & SG&A expenses excluding movements in FX3:
Americas	$166,104	$199,706	(16.8)%	$664,163	$765,782	(13.3)%
Europe	222,147	267,535	(17.0)%	854,127	980,488	(12.9)%
Other	17,091	50,003	(65.8)%	120,244	226,835	(47.0)%
Consolidated Direct operating & SG&A expenses excluding movements in FX	$405,342	$517,244	(21.6)%	$1,638,534	$1,973,105	(17.0)%
1Direct operating and SG&A expenses as included throughout this earnings release refers to the sum of direct operating expenses (excluding depreciation and amortization) and selling, general and administrative expenses (excluding depreciation and amortization).
2Restructuring and other costs included within Direct operating and SG&A expenses were $8.2 million and $6.4 million during the three months ended December 31, 2020 and 2019, respectively, and $19.2 million and $15.3 million during the years ended December 31, 2020 and 2019, respectively. Included within restructuring and other costs for the year ended December 31, 2020 were severance costs of $12.1 million related to the restructuring plan to reduce headcount.
3See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for explanations of these financial measures.
Direct operating and SG&A expenses for the fourth quarter of 2020, as compared to the same period of 2019:
Americas: Direct operating and SG&A expenses down 16.8%:
•Lower site lease expenses related to lower revenue and renegotiated fixed lease expense
•Lower compensation costs from lower revenue and operating cost savings initiatives
•Lower direct production, maintenance and installation expenses driven by lower revenue and operating cost savings initiatives
Europe: Direct operating and SG&A expenses down 11.5%; excluding movements in FX, down 17.0%:
•Lower site lease expense related to lower revenue and renegotiated fixed lease expense
•Lower employee compensation expense from lower revenue, operating cost savings initiatives, and governmental support and wage subsidies
Other: Direct operating and SG&A expenses down 69.9%; excluding movements in FX, down 65.8%:
•We sold our Clear Media business on April 28, 2020
•Direct operating and SG&A expenses from our Latin America business were $15.1 million and $19.3 million for the three months ended December 31, 2020 and 2019, respectively, and $54.1 million and $70.2 million for the years ended December 31, 2020 and 2019, respectively.

Corporate Expenses:

(In thousands)	Three Months Ended December 31,		% Change	Years Ended December 31,		% Change
	2020	2019		2020	2019
Corporate expenses[1]	$37,575	$39,285	(4.4)%	$137,297	$144,341	(4.9)%
Corporate expenses excluding movements in FX2	$37,378	$39,285	(4.9)%	$137,334	$144,341	(4.9)%
1Restructuring and other costs included within corporate expenses were $3.1 million and $8.6 million during the three months ended December 31, 2020 and 2019, respectively, and $13.8 million and $27.7 million during the years ended December 31, 2020 and 2019, respectively. Included within restructuring and other costs for the year ended December 31, 2020 were severance costs of $2.5 million related to the restructuring plans to reduce headcount.
2See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for an explanation of this financial measure.
Corporate expenses for the fourth quarter of 2020, as compared to the same period of 2019:
Corporate expenses down 4.4%; excluding movements in FX, down 4.9%:
•Lower restructuring and other costs, primarily related to the Separation
Net Loss:
Consolidated net loss was $32.6 million and consolidated net income was $31.6 million during the three months ended December 31, 2020 and 2019, respectively, and consolidated net loss was $600.2 million and $361.8 million during the years ended December 31, 2020 and 2019, respectively.
•Impairment charges of $150.4 million recognized during the year ended December 31, 2020 due to expected negative impacts from COVID-19, as compared to $5.3 million of impairment charges recognized in 2019
•Gain of $75.2 million on sale of Clear Media recognized in second quarter of 2020
•Loss on extinguishment of debt of $5.4 million recognized during year ended December 31, 2020 as compared to $101.7 million recognized in 2019
•Income tax benefit of $25.0 million and $58.0 million recognized during the three and twelve months ended December 31, 2020, respectively, as compared to income tax expense of $13.4 million and $72.3 million recognized during the three and twelve months ended December 31, 2019, respectively

Adjusted EBITDA1:

(In thousands)	Three Months Ended December 31,		% Change	Years Ended December 31,		% Change
	2020	2019		2020	2019
Segment Adjusted EBITDA[1]:
Americas	$94,179	$145,768	(35.4)%	$319,872	$510,135	(37.3)%
Europe	36,978	65,129	(43.2)%	(54,093)	142,590	(137.9)%
Other[2]	587	23,481	(97.5)%	(35,505)	73,296	(148.4)%
Total Segment Adjusted EBITDA	131,744	234,378	(43.8)%	230,274	726,021	(68.3)%
Adjusted Corporate expenses[1]	(30,438)	(27,291)	11.5%	(110,304)	(100,829)	9.4%
Adjusted EBITDA[1]	$101,306	$207,087	(51.1)%	$119,970	$625,192	(80.8)%

Segment Adjusted EBITDA excluding movements in FX1:
Americas	$94,178	$145,768	(35.4)%	$319,870	$510,135	(37.3)%
Europe	34,612	65,129	(46.9)%	(58,811)	142,590	(141.2)%
Other	775	23,481	(96.7)%	(38,581)	73,296	(152.6)%
Total Segment Adjusted EBITDA	129,565	234,378	(44.7)%	222,478	726,021	(69.4)%
Adjusted Corporate expenses excluding movements in FX1	(30,319)	(27,291)	11.1%	(110,252)	(100,829)	9.3%
Adjusted EBITDA excluding movements in FX1	$99,246	$207,087	(52.1)%	$112,226	$625,192	(82.0)%
1See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for explanations of these financial measures.
2Our Latin America business represented $0.6 million and $6.9 million of Other Segment Adjusted EBITDA for the three months ended December 31, 2020 and 2019, respectively, and ($8.9) million and $19.5 million of Other Segment Adjusted EBITDA for the twelve months ended December 31, 2020 and 2019, respectively.
Capital Expenditures:

(In thousands)	Three Months Ended December 31,		% Change	Years Ended December 31,		% Change
	2020	2019		2020	2019
Capital expenditures:
Americas	$15,123	$36,223	(58.3)%	$56,312	$82,707	(31.9)%
Europe	11,853	20,774	(42.9)%	43,342	80,535	(46.2)%
Other	997	32,530	(96.9)%	11,802	55,447	(78.7)%
Corporate	2,940	3,275	(10.2)%	12,706	13,775	(7.8)%
Consolidated capital expenditures	$30,913	$92,802	(66.7)%	$124,162	$232,464	(46.6)%

Operating Highlights:
Americas:
•Our Americas segment entered into a partnership with Bombora, the leading provider of business-to-business (“B2B”) intent data. In an out-of-home industry first, our Americas segment is integrating Bombora's data with the audience insights, demographics and location targeting provided by RADARView®, allowing advertisers to understand how each of our displays in the Americas impacts more than 100 B2B audience segments. This makes targeting the B2B customer more accessible and measurable during the pandemic and beyond. Reaching these audiences remains especially relevant as COVID continues to dramatically impact work behaviors, travel patterns and the traditional media channels used by B2B advertisers.
•Our Americas segment introduced The COVID-19 Recovery Resource Center, which is designed to help businesses reopen, rally and recover throughout the crisis. Leveraging data insights from RADARView®, the center is giving local and national advertisers access to curated portals of industry-leading data and insights, creative approaches, digital solutions and other strategies aimed at reigniting their businesses on the heels of the pandemic.
•Americas markets deployed 17 new digital billboards in the fourth quarter, for a total of more than 1,400 digital billboards at December 31, 2020. Our Americas segment had more than 2,000 digital billboards and street furniture displays at December 31, 2020.
Europe:
•Clear Channel Italia was once again the winner of the ATAC bid for the license to manage advertising spaces on bus shelters, pole banners and stopping points across the city of Rome. The two-year license covers approximately 13,000 panels positioned in strategic points around the city.

•Clear Channel Spain was awarded a ten-year contract extension by the Regional Transport Consortium to manage and maintain outdoor advertising spanning bus shelters and bus stop posts across Madrid. The contract, which totals over 7,000 locations across key urban centers, includes digitization in key areas in Madrid and innovative sustainability solutions that are new to Spain.
•European markets added 545 new digital displays in the fourth quarter, for a total of more than 16,000 digital displays at December 31, 2020.
Other:
•Our Latin American markets had more than 700 digital displays at December 31, 2020.
Clear Channel International B.V. ("CCIBV")
Our Europe segment consists of the businesses operated by CCIBV and its consolidated subsidiaries. Accordingly, the revenue for our Europe segment is the same as the revenue for CCIBV. Europe Segment Adjusted EBITDA, the segment profitability metric reported in our financial statements, does not include an allocation of CCIBV's corporate expenses that are deducted from CCIBV's operating income and Adjusted EBITDA.
As discussed above, Europe and CCIBV revenue decreased $58.6 million during the fourth quarter of 2020 compared to the same period of 2019, to $268.4 million. After adjusting for a $16.5 million impact from movements in foreign exchange rates, Europe and CCIBV revenue decreased $75.1 million.
CCIBV operating income was $0.8 million in the fourth quarter of 2020 compared to $40.0 million in the same period in 2019.
For a discussion of revenue and direct operating and SG&A expenses driving CCIBV’s Adjusted EBITDA, see the discussion of our Europe Segment Adjusted EBITDA in this earnings release.

Liquidity and Financial Position:
Cash and Cash Equivalents:
As of December 31, 2020, we had $785.3 million of cash on our balance sheet, including $347.2 million of cash held outside the U.S.

(In thousands)	Years Ended December 31,
2020
Net cash used for operating activities	$(137,808)
Net cash provided by investing activities[1]	94,521
Net cash provided by financing activities	418,279
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2,994
Net increase in cash, cash equivalents and restricted cash	$377,986

Cash paid for interest on debt	$323,804
Cash paid for income taxes, net of refunds	$35,234
1.Reflects net proceeds of $216.0 million from the sale of our Clear Media business, net of cash retained by Clear Media, received in the second quarter of 2020. In October 2020, we paid $23.3 million of taxes to the Chinese taxing authorities related to the sale.
Debt:
In March 2020, we borrowed $150.0 million under our Revolving Credit Facility, which matures in August 2024. We repaid $20.0 million of this outstanding balance in October 2020.
In May 2020, CCIBV issued a promissory note in principal amount of $53.0 million (the “CCIBV Promissory Note”), which was transferred to the holder of our Preferred Stock in exchange for the Preferred Stock, which remains outstanding and is held by one of our subsidiaries and is therefore eliminated in consolidation.
In August 2020, CCIBV issued $375.0 million aggregate principal amount of 6.625% Senior Secured Notes due 2025. A portion of the proceeds from this issuance was used to repay the CCIBV Promissory Note.
On February 17, 2021, we issued $1.0 billion aggregate principal amount of 7.750% Senior Notes Due 2028. We plan to use the proceeds, together with cash on hand, to redeem $940.0 million aggregate principal amount of our Clear Channel Worldwide Holdings 9.25% Senior Notes due 2024 (“CCWH Senior Notes”) and to pay related transaction fees and expenses.
Principal payments on our Term Loan Facility are due quarterly, and during the year ended December 31, 2020, we made principal payments totaling $20.0 million. After giving effect to the anticipated partial redemption of the CCWH Senior Notes discussed above, our next material debt maturity will be in 2024 when the remaining $961.5 million of CCWH Senior Notes are due.
After giving effect to the issuance of the 7.750% Senior Notes and anticipated partial redemption of the CCWH Senior Notes, we anticipate having cash interest payment obligations of approximately $361.5 million and $334.8 million of in 2021 and 2022, respectively.
Refer to Table 3 in this press release for additional detail regarding the outstanding debt balance.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries:

(In thousands)	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Revenue	$541,388	$745,232	$1,854,608	$2,683,810
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	305,776	383,165	1,201,208	1,452,177
Selling, general and administrative expenses (excludes depreciation and amortization)	112,047	134,079	442,310	520,928
Corporate expenses (excludes depreciation and amortization)	37,575	39,285	137,297	144,341
Depreciation and amortization	65,049	77,848	269,421	309,324
Impairment charges	—	—	150,400	5,300
Other operating income (expense), net[1]	(4,437)	2,794	53,614	1,162
Operating income (loss)	16,504	113,649	(292,414)	252,902
Interest expense, net	90,824	89,908	360,259	419,518
Loss on extinguishment of debt	—	—	(5,389)	(101,745)
Loss on Due from iHeartCommunications	—	—	—	(5,778)
Other income (expense), net	16,716	21,258	(170)	(15,384)
Income (loss) before income taxes	(57,604)	44,999	(658,232)	(289,523)
Income tax benefit (expense)	25,048	(13,448)	58,006	(72,254)
Consolidated net income (loss)	(32,556)	31,551	(600,226)	(361,777)
Less amount attributable to noncontrolling interest	(443)	4,451	(17,487)	1,527
Net income (loss) attributable to the Company	$(32,113)	$27,100	$(582,739)	$(363,304)
1Other operating income, net, for the year ended December 31, 2020 includes a gain recognized on the sale of Clear Media of $75.2 million.
Weighted Average Shares Outstanding

(In thousands)	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Weighted average common shares outstanding – Basic	465,277	463,190	464,522	413,087
Weighted average common shares outstanding – Diluted	465,277	465,145	464,522	413,087

TABLE 2 - Selected Balance Sheet Information:

(In thousands)	December 31, 2020	December 31, 2019
Cash and cash equivalents	$785,308	$398,858
Total current assets	1,334,760	1,201,891
Net property, plant and equipment	888,824	1,211,154
Total assets	5,755,273	6,393,288
Current liabilities (excluding current portion of long-term debt)	1,068,810	1,160,230
Long-term debt (including current portion of long-term debt)	5,572,286	5,084,018
Mandatorily-redeemable preferred stock	—	44,912
Stockholders’ deficit	(2,782,602)	(2,054,706)
1
TABLE 3 - Total Debt:

(In thousands)	December 31, 2020	December 31, 2019
Debt:
Term Loan Facility	$1,975,000	$1,995,000
Revolving Credit Facility[1]	130,000	—
Receivables-Based Credit Facility[1]	—	—
Clear Channel Outdoor Holdings 5.125% Senior Secured Notes Due 2027	1,250,000	1,250,000
Clear Channel International B.V. 6.625% Senior Secured Notes Due 2025	375,000	—
Clear Channel Worldwide Holdings 9.25% Senior Notes Due 2024[2]	1,901,525	1,901,525
Other debt	6,763	4,161
Original issue discount	(8,296)	(9,561)
Long-term debt fees	(57,706)	(57,107)
Total debt[3]	5,572,286	5,084,018
Less: Cash and cash equivalents	(785,308)	(398,858)
Net debt	$4,786,978	$4,685,160
1As of December 31, 2020, the Company had $43.2 million of letters of credit outstanding and $1.8 million of excess availability under the Revolving Credit Facility and $62.4 million of letters of credit outstanding and $35.3 million of excess availability under the Receivables-Based Credit Facility. Access to availability under the Company's credit facilities is limited by the covenants relating to incurrence of secured indebtedness in the CCWH Senior Notes Indenture.
2On February 17, 2021, the Company issued $1.0 billion aggregate principal amount of 7.750% Senior Notes Due 2028. The Company plans to use the proceeds to redeem $940.0 million aggregate principal amount of its 9.25% Senior Notes due 2024.
3The current portion of long-term debt was $21.4 million and $20.3 million as of December 31, 2020 and December 31, 2019, respectively.

Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA:
A significant portion of the Company's advertising operations is conducted in foreign markets, principally Europe, and management reviews the results from its foreign operations on a constant dollar basis. The Company presents the non-GAAP financial measures of revenue excluding movements in FX, direct operating and SG&A expenses excluding movements in FX, corporate expenses excluding movements in FX, and Adjusted EBITDA (as defined below) excluding movements in FX because management believes that viewing certain financial results without the impact of fluctuations in foreign currency rates facilitates period-to-period comparisons of business performance and provides useful information to investors. These non-GAAP financial measures, which exclude the effects of foreign exchange rates, are calculated by converting the current period's amounts in local currency to U.S. dollars using average foreign exchange rates for the comparable prior period.
The Company presents Adjusted EBITDA because the Company believes Adjusted EBITDA helps investors better understand the Company’s operating performance as compared to other outdoor advertisers and is widely used in practice. The Company defines Adjusted EBITDA as consolidated net income (loss), plus: income tax expense (benefit); all non-operating expenses (income), including other expense (income), net, loss on extinguishment of debt, loss on Due from iHeartCommunications, and interest expense, net; other operating expense (income), net; impairment charges; depreciation and amortization; non-cash compensation expenses included within corporate expenses; and restructuring and other costs included within operating expenses. Restructuring and other costs include costs associated with cost savings initiatives such as severance, consulting and termination costs, and other special costs. The Company uses Adjusted EBITDA as one of the primary measures for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. The Company believes Adjusted EBITDA is useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management and helps improve investors' ability to understand the Company's operating performance, making it easier to compare the Company's results with other companies that have different capital structures or tax rates. In addition, the Company believes Adjusted EBITDA is among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. As part of the calculation of Adjusted EBITDA, the Company also presents the non-GAAP financial measure of Adjusted Corporate expenses, which the Company defines as corporate expenses excluding restructuring and other costs and non-cash compensation expense.
Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance or, in the case of Adjusted EBITDA, the Company’s ability to fund its cash needs. In addition, Adjusted EBITDA may not be comparable to similarly titled measures employed by other companies. Users of this non-GAAP financial information should consider the types of events and transactions that are excluded.
As required by the SEC rules, the Company provides reconciliations below to the most directly comparable measures reported under GAAP, including (i) consolidated net loss to Adjusted EBITDA and (ii) corporate expenses to Adjusted Corporate expenses.

Reconciliation of Consolidated Net Loss to Adjusted EBITDA

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2020	2019	2020	2019
Consolidated net income (loss)	$(32,556)	$31,551	$(600,226)	$(361,777)
Adjustments:
Income tax (benefit) expense	(25,048)	13,448	(58,006)	72,254
Other (income) expense, net	(16,716)	(21,258)	170	15,384
Loss on extinguishment of debt	—	—	5,389	101,745
Loss on Due from iHeartCommunications	—	—	—	5,778
Interest expense, net	90,824	89,908	360,259	419,518
Other operating (income) expense, net	4,437	(2,794)	(53,614)	(1,162)
Impairment charges	—	—	150,400	5,300
Depreciation & amortization	65,049	77,848	269,421	309,324
Share-based compensation	4,055	3,354	13,235	15,770
Restructuring and other costs	11,261	15,030	32,942	43,058
Adjusted EBITDA	$101,306	$207,087	$119,970	$625,192
Reconciliation of Corporate Expenses to Adjusted Corporate Expenses

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2020	2019	2020	2019
Corporate expenses	$(37,575)	$(39,285)	$(137,297)	$(144,341)
Restructuring and other costs	3,082	8,640	13,758	27,742
Share-based compensation	4,055	3,354	13,235	15,770
Adjusted Corporate expenses	$(30,438)	$(27,291)	$(110,304)	$(100,829)
Segment Adjusted EBITDA
The Company changed its presentation of segment information during the first quarter of 2020 to reflect changes in the way the business is managed. Effective January 1, 2020, the Company has two reportable segments – Americas and Europe. The Company's remaining operating segments, China (before its sale on April 28, 2020) and Latin America, do not meet the quantitative thresholds to qualify as reportable segments and are disclosed as “Other.”
Additionally, beginning in 2020, Segment Adjusted EBITDA is the profitability metric reported to the Company's chief operating decision maker for purposes of making decisions about allocation of resources to, and assessing performance of, each reportable segment. Segment Adjusted EBITDA is a GAAP financial measure that is calculated as Revenue less Direct operating expenses and SG&A expenses, excluding restructuring and other costs. Restructuring and other costs include costs associated with cost savings initiatives such as severance, consulting and termination costs, and other special costs.
The Company has restated the segment information for prior periods to conform to the 2020 presentation.

Conference Call
The Company will host a conference call to discuss results on February 25, 2021 at 8:30 a.m. Eastern Time. The conference call number is 877-665-6356 (U.S. callers) and 270-215-9897 (International callers), and the access code for both is 6592053. A live audio webcast of the conference call will also be available on the events section of the Clear Channel Outdoor Holdings, Inc. website (investor.clearchannel.com). After the live conference call, a replay of the webcast will be available for a period of 30 days on the recent events section of the Clear Channel Outdoor Holdings, Inc. website.
About Clear Channel Outdoor Holdings, Inc.
Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is one of the world’s largest outdoor advertising companies with a diverse portfolio of approximately 500,000 print and digital displays in 31 countries across North America, Europe, Latin America and Asia, reaching millions of people monthly. A growing digital platform includes nearly 17,000 digital displays in international markets and more than 2,000 digital displays (excluding airports), including more than 1,400 digital billboards, in the U.S.
Comprised of two business divisions – Clear Channel Outdoor Americas (CCOA), the U.S. and Caribbean business division, and Clear Channel International (CCI), covering markets in Europe, Latin America and Asia – CCO employs approximately 4,800 people globally. More information is available at investor.clearchannel.com, clearchanneloutdoor.com and clearchannelinternational.com.
For further information, please contact:
Investors:
Eileen McLaughlin
Vice President - Investor Relations
(646) 355-2399
InvestorRelations@clearchannel.com

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about our guidance and outlook, our business plans, our strategies, our expectations about certain markets, our cost savings initiatives, our bookings, our restructuring plans and our liquidity are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict.
Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the magnitude of the impact of the COVID-19 pandemic on our operations and on general economic conditions; weak or uncertain global economic conditions and their impact on the level of expenditures on advertising; our ability to service our debt obligations and to fund our operations and capital expenditures; industry conditions, including competition; our ability to obtain and renew key contracts with municipalities, transit authorities and private landlords; fluctuations in operating costs; technological changes and innovations; shifts in population and other demographics; other general economic and political conditions in the U.S. and in other countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts; changes in labor conditions and management; the impact of future dispositions, acquisitions and other strategic transactions; our ability to execute restructuring plans; legislative or regulatory requirements; regulations and consumer concerns regarding privacy and data protection; a breach of our information security measures; restrictions on outdoor advertising of certain products; fluctuations in exchange rates and currency values; risks of doing business in foreign countries; third-party claims of intellectual property infringement, misappropriation or other violation against us or our suppliers; our dependence on our management team and other key individuals; the risk that indemnities from iHeartMedia will not be sufficient to insure us against the full amount of certain liabilities; volatility of our stock price; the effects of Brexit on our business; the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings; the ability of our subsidiaries to dividend or distribute funds to us in order for us to repay our debts; the restrictions contained in the agreements governing our indebtedness limiting our flexibility in operating our business; the effect of analyst or credit ratings downgrades; our ability to continue to comply with the applicable listing standards of the New York Stock Exchange; our ability to fully realize the expected benefits of the Port Authority contract; the risk that our historical financial information is not necessarily representative of the results we would have achieved as an independent public company and may not be a reliable indicator of future results; the uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021; and certain other factors set forth in our other filings with the SEC. This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive.
This press release includes forward-looking statements about our expected cost savings as a result of measures taken in response to the COVID-19 pandemic and their impact on our liquidity. We may cease these cost savings initiatives or modify them at any time in response to changes in economic conditions or other factors, and we may incur unanticipated costs that offset our anticipated cost savings as we navigate the challenges of the current environment. Additional factors may emerge as a result of the COVID-19 pandemic that could cause these expectations to change. To add to the uncertainty, it is unclear when a sustainable economic recovery could start and what a recovery will look like after this unprecedented shutdown of the economy. In light of the rapidly-evolving impact of the COVID-19 pandemic, the magnitude and duration of its impact on our cost savings initiatives, our results of operations and our overall liquidity position will not be known until future periods.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Other key risks are described in the section entitled "Item 1A. Risk Factors" of the Company’s reports filed with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2020. Except as otherwise stated in this press release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.